Exhibit 3.15

CERTIFICATE OF GOOD STANDING

Date 2021-01-27

NOBLE DRILLING (NORWAY) AS, organisation number 981 657 322

Type of company:	Limited company
Date of incorporation:	29 February 2000
Country:	NORWAY

We hereby certify that the company is registered in the Register of Business Enterprises in accordance with the Business Enterprise Registration Act.

In accordance with the Act relating to Company Accounts the company has submitted annual accounts to the Register of Company Accounts.

The company has not been dissolved or struck off pursuant to the Limited Liability Companies Act.

BRøNNøYSUNDREGISTRENE

THE BRøNNøYSUND REGISTER CENTRE

/s/ Anette Einarsen		/s/ May Line Holand
Anette Einarsen		May Line Holand
Acting Deputy Director General sign		Executive Officer

/s/ Victor Nilssen
Victor Nilssen
Notary Public